Preformed Line Products Announces Financial Results for the Fourth Quarter and Full Year 2011

MAYFIELD VILLAGE, Ohio, March 13, 2012 /PRNewswire/ --

  Net sales in 2011 increased $86.1 million or 25% to $424.4 million, compared to $338.3 million in 2010
  Net income in 2011 of $31 million increased $7.9 million or 34% compared to 2010
  Diluted earnings per share were $5.78 per share in 2011 compared to $4.33 per share in 2010
  2011 Net sales, net income and diluted earnings per share were all records for the Company

Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for the fourth quarter and the full year 2011.

Net income for the quarter ended December 31, 2011 increased 49% to $8,940,000, or $1.67 per diluted share, compared to $6,006,000, or $1.13 per diluted share, for the comparable period in 2010. Net sales in the fourth quarter of 2011 increased 14% to $106,096,000 compared to $93,318,000 in the fourth quarter of 2010.

Currency exchange rates had a negative impact on 2011 fourth quarter net income of $344,000 and on net sales of $4,154,000.

Net income for the year ended December 31, 2011 increased 34% to $30,984,000, or $5.78 per diluted share, compared to $23,113,000, or $4.33 per diluted share in 2010. Net sales for 2011 increased 25% to $424,404,000 compared to $338,305,000 in 2010.

Currency exchange rates had a positive impact on 2011 net income of $582,000 and on net sales of $10,722,000.

Excluding the impact of currency exchange rates, sales improved by 18% for the fourth quarter and 22% for the year.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "2011 was another record year for Preformed Line Products. Our sales exceeded $400 million for the first time in our 65 year history. That we have accomplished this in a weak and unstable global economy is a true testament to the talent and dedication of our worldwide team and the overall strength of the organization."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Indonesia, Malaysia, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2010 Annual Report on Form 10-K filed with the SEC on March 11, 2011 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

In thousands, except per share data	Three month periods ended December 31,		Twelve month periods ended December 31,
	2011	2010	2011	2010

Net sales	$ 106,096	$ 93,318	$ 424,404	$ 338,305
Cost of products sold	71,904	64,253	283,555	230,089
GROSS PROFIT	34,192	29,065	140,849	108,216

Costs and expenses
Selling	9,032	8,302	35,825	29,520
General and administrative	9,357	10,865	44,396	39,865
Research and engineering	3,544	3,566	13,360	12,040
Other operating expense (income)	243	(944)	1,914	(1,689)
	22,176	21,789	95,495	79,736

OPERATING INCOME	12,016	7,276	45,354	28,480

Other income (expense)
Interest income	153	113	575	374
Interest expense	(173)	(191)	(827)	(649)
Other income	471	213	892	1,978
	451	135	640	1,703

INCOME BEFORE INCOME TAXES	12,467	7,411	45,994	30,183

Income taxes	3,527	1,415	15,010	7,175

NET INCOME	8,940	5,996	30,984	23,008

Less net (loss) attributable to noncontrolling interests, net of tax	-	(10)	-	(105)

NET INCOME ATTRIBUTABLE TO PLPC	$ 8,940	$ 6,006	$ 30,984	$ 23,113

BASIC EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.70	$ 1.15	$ 5.89	$ 4.41

DILUTED EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.67	$ 1.13	$ 5.78	$ 4.33

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.80	$ 0.80

Weighted-average number of shares outstanding - basic	5,249	5,225	5,259	5,242

Weighted-average number of shares outstanding - diluted	5,339	5,319	5,358	5,335

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	December 31,
Thousands of dollars, except share and per share data	2011	2010

ASSETS
Cash and cash equivalents	$ 32,126	$ 22,655
Accounts receivable, less allowances of $1,627 ($1,213 in 2010)	68,949	56,102
Inventories - net	88,613	73,121
Deferred income taxes	5,263	4,784
Prepaids	8,254	9,069
Other current assets	2,285	1,611
TOTAL CURRENT ASSETS	205,490	167,342

Property and equipment - net	82,860	76,266
Other intangibles - net	11,352	12,735
Goodwill	12,199	12,346
Deferred income taxes	5,585	3,615
Other assets	9,862	8,675

TOTAL ASSETS	$ 327,348	$ 280,979

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 2,030	$ 1,246
Current portion of long-term debt	601	1,276
Trade accounts payable	25,630	27,001
Accrued compensation and amounts withheld from employees	11,472	9,848
Accrued expenses and other liabilities	22,100	17,187
TOTAL CURRENT LIABILITIES	61,833	56,558

Long-term debt, less current portion	27,991	9,374
Other noncurrent liabilities and deferred income taxes	24,666	18,382

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,333,630 and
5,270,977 issued and outstanding, net of 639,138 and 586,746 treasury
shares at par, respectively, as of December 31, 2011 and December 31, 2010	10,667	10,542
Common shares issued to Rabbi Trust	(3,812)	(1,200)
Deferred Compensation Liability	3,812	1,200
Paid in capital	12,718	8,748
Retained earnings	206,512	184,060
Accumulated other comprehensive loss	(17,039)	(6,010)
TOTAL PLPC SHAREHOLDERS' EQUITY	212,858	197,340
Noncontrolling interest	-	(675)
TOTAL SHAREHOLDERS' EQUITY	212,858	196,665

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 327,348	$ 280,979

CONTACT: Eric R. Graef, Preformed Line Products, +1-440-473-9249